As filed with the Securities and Exchange Commission on March 11, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GLOBALFOUNDRIES Inc.
(Exact Name of Registrant as Specified in Its Charter)
N/A
(Translation of Registrant’s name into English)

Cayman Islands	98-0604079
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
400 Stonebreak Road Extension
Malta, NY 12020
(518) 305-9013
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Corporation Service Company
251 Little Falls Drive
Wilmington, DE 19808
(800) 927-9801
(Name, Address and Telephone Number of Agent For Service)

Copies to:

Adam Fleisher, Esq. Shuangjun Wang, Esq. Mohamed Taha, Esq. Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 (212) 225-2000	Tad J. Freese, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging Growth Company	☐
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Ordinary Shares
GLOBALFOUNDRIES Inc.

Mubadala Technology Investment Company (“MTIC”) and MTI International Investment Company LLC (“MTIIIC”) (collectively, the “Selling Shareholders”), wholly owned subsidiaries of Mubadala Investment Company PJSC (“MIC,” together with the Selling Shareholders, “Mubadala”), may from time to time offer ordinary shares of GLOBALFOUNDRIES Inc. (the “Company”). This prospectus describes some of the general terms that may apply to an offering of our ordinary shares and the general manner in which they may be offered. When the Selling Shareholders offer these securities, the specific terms of an offering of these securities, including the offering price, and the specific manner in which they may be offered, will be described in the supplements to this prospectus. Any applicable prospectus supplements may also supplement, update or amend information contained in this prospectus, including information about Mubadala, the relationship between Mubadala and the Company, and information about the Company and our ordinary shares. You should read this prospectus and any applicable prospectus supplement, together with the documents we incorporate by reference, before you invest.
The Company’s ordinary shares registered pursuant to the registration statement of which this prospectus forms a part may be offered or sold to or through underwriters, agents or dealers. More information about how the Company’s ordinary shares may be offered and sold is set forth in the section entitled “Plan of Distribution” beginning on page 25. To the extent applicable, any applicable prospectus supplement may describe additional details with respect to the plan of distribution for that offering.
We are registering such ordinary shares under the terms of a shareholder and registration rights agreement between us and the Selling Shareholders. We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale of the ordinary shares by the Selling Shareholders. Our ordinary shares are listed and traded on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “GFS.” The last reported sale price of our ordinary shares on Nasdaq on March 10, 2026 was $46.63 per share.
Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 6 of this prospectus, any risk factors included in any applicable prospectus supplement, and in the documents incorporated by reference in this prospectus before investing in our common stock.
Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
PROSPECTUS DATED March 11, 2026

You should rely only on the information contained or incorporated by reference in this prospectus, in any related prospectus supplement or contained in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and Mubadala have not, and the underwriters have not, authorized anyone to provide any information or make any representations other than those contained in this prospectus or in any prospectus supplement or free writing prospectus prepared by or on behalf of us or to which we have referred you. We and Mubadala take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Shareholders are offering to sell, and seeking offers to buy, ordinary shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the ordinary shares. Our results of operations, financial condition, business and prospects may have changed since such date.
For investors outside of the United States: neither we, Mubadala, nor any of the underwriters have done anything that would permit offerings under this prospectus or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of ordinary shares and the distribution of this prospectus outside of the United States.
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ABOUT THIS PROSPECTUS
In this prospectus, unless the context otherwise requires, the terms “GF,” “the Company,” “we,” “us” and “our” in this prospectus refer to GLOBALFOUNDRIES Inc. and its consolidated subsidiaries.
This prospectus is part of a registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933 (the “Securities Act”), utilizing a “shelf” registration process. By using an automatic shelf registration statement, the Selling Shareholders may, at any time and from time to time, offer and sell our ordinary shares described in this prospectus in one or more offerings.
This prospectus only provides a general description of the securities that the Selling Shareholders may offer. Each time the Selling Shareholders offer securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find Additional Information” and “Incorporation by Reference.”

PRESENTATION OF FINANCIAL AND OTHER INFORMATION
We report under International Financial Reporting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”). Our consolidated financial statements were not prepared in accordance with generally accepted accounting principles in the United States. We present our consolidated financial statements in U.S. dollars. References in this prospectus to “US$” or “$” refer to U.S. dollars, the official currency of the United States.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
This prospectus and certain documents incorporated by reference herein contain certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of U.S. securities laws. These forward-looking statements are based on current expectations, estimates, forecasts and projections. These forward-looking statements appear in a number of places in this prospectus including, but not limited to, the sections titled “Prospectus Summary” and “Risk Factors.” Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “outlook,” “on track,” and variations of these terms and similar expressions are intended to identify these forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based on our management’s beliefs and assumptions and on information currently available to our management.
By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industries in which we operate may differ materially from those made in or suggested by the forward-looking statements contained in this prospectus and certain documents incorporated by reference herein. Important factors that could cause those differences include, but are not limited to:
•general global economic and geopolitical conditions, including impacts and uncertainty from trade disputes and tariffs on goods imported to the United States (“U.S.”) and goods exported to other countries;
•our ability to manage reduced demand and average selling prices in a prolonged inflationary environment;
•the cyclical nature, volatility and seasonality of the semiconductor and microelectronics industry;
•our ability to secure and maintain design wins, particularly single-source design wins, and manage our long-term agreements;
•our reliance on a small number of customers;
•our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;
•our expectations regarding the anticipated benefits of our acquisitions and our ability to successfully integrate acquired businesses;
•our expectations regarding funding we have received or plan to receive, including awards under the U.S. CHIPS and Science Act and New York State Green CHIPS;
•our future business development, financial condition, and results of operations;
•expected changes in our revenue, costs or expenditures;
•our assumptions and estimates regarding design wins;
•our expectations regarding demand for and market acceptance of our products and services;
•our expectations regarding our relationships with customers, contract manufacturers, component suppliers, third-party service providers, strategic partners and other stakeholders;
•our expectations regarding our capacity to develop, manufacture and deliver semiconductor products in fulfillment of our contractual commitments;
•our ability to conduct our manufacturing operations without disruptions;

•our ability to manage our capacity and production facilities effectively, including through technology transfers between our facilities;
•our ability to develop new technologies successfully and remain a technological leader;
•our ability to maintain control over expansion and facility modifications;
•our ability to generate growth or profitable growth;
•our ability to maintain and protect our intellectual property;
•our ability to hire and maintain qualified personnel;
•our effective tax rate or tax liability;
•our dividend policy;
•our ability to acquire required equipment and supplies necessary to meet customer demand;
•the increased competition from other companies and our ability to retain and increase our market share;
•developments in, or changes to, laws, regulations, governmental policies (including foreign governmental policies in response to changes to the U.S. government’s foreign policy positions), incentives and taxation affecting our operations relating to our industry; and
•assumptions underlying or related to any of the foregoing.
We caution you that the foregoing list does not contain all of the forward-looking statements made in this prospectus supplement.
Forward-looking statements include, but are not limited to, statements regarding our strategy and future plans, future business condition and financial results, our capital expenditure plans, our capacity management plans, expectations as to the commercial production using more advanced technologies, technological upgrades, investment in research and development, future market demand, future regulatory or other developments in our industry, business expansion plans or new investments as well as business acquisitions and financing plans. Please see “Risk Factors” for a further discussion of certain factors that may cause actual results to differ materially from those indicated by our forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. In any event, these statements speak only as of their dates, and we undertake no obligation to update or revise any of them, whether as a result of new information, future events or otherwise.
You should carefully consider the “Risk Factors” below, as they may be amended or supplemented by subsequent filings with the SEC, and subsequent public statements, or reports filed with or furnished to the SEC, including our then most recent Annual Report on Form 20-F, and in any updates to those risks and uncertainties in our reports on Form 6-K, which are incorporated herein by reference, before making any investment decision with respect to our securities. If any of these trends, risks or uncertainties actually occurs or continues, our business, financial condition or operating results could be materially adversely affected, the trading prices of our securities could decline and you could lose all or part of your investment. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

PROSPECTUS SUMMARY
This summary highlights selected information that is presented in greater detail elsewhere in this prospectus or incorporated by reference herein from our filings with the SEC listed under “Incorporation by Reference.” This summary does not contain all of the information you should consider before investing in our ordinary shares pursuant to this prospectus. You should read this entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the related notes and the information incorporated herein by reference, before making an investment decision.
GLOBALFOUNDRIES INC.
We are a leading global semiconductor foundry, focused on delivering differentiated, essential chip technologies that enable billions of devices across a broad range of end markets, including automotive, communications infrastructure and data center, smart mobile devices, home and industrial internet of things. We are the only scaled foundry with a global manufacturing footprint with operations in the United States, Europe, and Asia. Our business strategy is built on three core pillars: creating differentiated, essential chip technology; delivering dependable, geographically diverse operations; and building deep customer and ecosystem partnerships.
We are an exempted company with limited liability that was incorporated under the laws of the Cayman Islands in October 2008. Our principal executive offices are located at 400 Stonebreak Road Extension, Malta, New York 12020, United States, and our telephone number is (518) 305-9013. Our website address is www.gf.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus.
The GF design logo, “GF” and our other registered or common law trademarks, service marks, or trade names appearing in this prospectus are the property of GLOBALFOUNDRIES Inc. Other trade names, trademarks and service marks used in this prospectus are the property of their respective owners.

RISK FACTORS
You should carefully consider the risks and uncertainties associated with our business and ownership of our ordinary shares described in the applicable prospectus supplement and in our then most recent Annual Report on Form 20-F, and in any updates to those risks and uncertainties in our reports on Form 6-K incorporated herein, together with all of the other information in this prospectus or incorporated by reference in this prospectus, before making a decision to invest in our ordinary shares. Our results of operations, financial condition, business and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of the risks actually occur, our results of operations, financial condition, business and prospects could be materially and adversely affected. In that event, the market price of our ordinary shares could decline and you could lose all or part of your investment.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus is a part to permit holders of the shares of our ordinary shares included in the section entitled “Principal and Selling Shareholders” to resell such shares. The Selling Shareholders will receive all of the net proceeds from any sale of shares of ordinary shares under this prospectus. We are not selling any ordinary shares under this prospectus and will not receive any proceeds from the sale of ordinary shares by the Selling Shareholders. The Selling Shareholders will bear the underwriting discount attributable to their sale of our ordinary shares and all offering-related expenses. Any offering-related expenses initially paid by us will be reimbursed by the Selling Shareholders. See “Principal and Selling Shareholders.”

PRINCIPAL AND SELLING SHAREHOLDERS
This prospectus relates to the potential resale by the Selling Shareholders of our ordinary shares. The Selling Shareholders may from time to time offer any or all of the securities set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such securities.
Additional information about Mubadala, including its beneficial ownership of our ordinary shares, the number of ordinary shares being offered and sold by it, and the number of ordinary shares beneficially owned by it after the applicable offering, will be set forth in a prospectus supplement, in a post-effective amendment or in filings we make with the SEC under the Exchange Act which are incorporated by reference into this prospectus.

DESCRIPTION OF THE SECURITIES
The Selling Shareholders may from time to time offer under this prospectus our ordinary shares.
DESCRIPTION OF SHARE CAPITAL
We are an exempted company with limited liability that was incorporated under the laws of the Cayman Islands in October 2008.
Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Cayman Companies Act.
Our affairs are governed principally by: (1) our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”); (2) the Cayman Companies Act; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
The following are summaries of material provisions of our Memorandum and Articles of Association and the Cayman Companies Act insofar as they relate to the material terms of our ordinary shares.
These summaries do not purport to be complete and are subject to the Memorandum and Articles of Association.
Throughout the following description of our share capital, we summarized the material terms of our ordinary shares as set forth in the Memorandum and Articles of Association. We have filed a copy of our complete Memorandum and Articles of Association as an exhibit to this registration statement on Form F-3.
Authorized Share Capital
Our authorized share capital consists of 1,300,000,000 ordinary shares with a par value of US$0.02 per share and 200,000,000 preferred shares with a par value of US$0.02 per share of such class or classes (however designated) as the board of directors may determine in accordance with our Memorandum and Articles of Association.
Ordinary Shares
General
As of February 15, 2026, there were 556,417,256 ordinary shares issued, fully paid and outstanding, 450,387,613 of which are held by the Selling Shareholders.
Voting Rights
Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, or by shareholders present in person or by proxy holding at least 10% of the shares giving the right to attend and vote at the meeting before or on the declaration of the result of the show of hands.
A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting. As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call annual general meetings. Only the board of directors may call an annual general meeting or any extraordinary general meeting. The Cayman Companies Act does not provide shareholders with rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board of directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten calendar days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote, with regards to the annual general meeting, or the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.
Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders, as permitted by the Cayman Companies Act and our Memorandum and Articles of Association.
A special resolution will be required for certain matters such as a change of name, amendments to our Memorandum and Articles of Association, and a reduction in our share capital or any capital redemption reserve fund. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares, converting all or any of our paid-up shares into stocks and reconverting that stock into paid-up shares of any denomination, subdividing existing shares or dividing the whole or any part of our share capital into shares of smaller amounts or into shares without par value, and cancelling any authorized but unissued shares.
Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the Cayman Companies Act, a Cayman Islands company may pay a dividend out of either profit or distributable reserves, including our share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.
Liquidation
On a winding up of our company, if the assets available for distribution among the holders of our ordinary shares shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them at the commencement of the winding up subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to the us for unpaid calls or otherwise.
If our assets available for distribution are insufficient to repay the whole of the issued share capital, such assets will be distributed so that the losses are borne by the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them.
The liquidator may, with the sanction of a special resolution of our shareholders and any other sanction required by the Cayman Companies Act, divide among the shareholders in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as among our shareholders or different classes of shareholders. The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholder as the liquidator, with the same sanction, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.
Share Repurchase
The Cayman Companies Act and our Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf of us, subject to the Cayman Companies Act, our Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the SEC or the applicable stock exchange on which our securities are listed.
Share Options and Restricted Share Unit Awards
As of February 15, 2026, options to purchase 245,602 ordinary shares and 150 restricted share unit awards were outstanding under the 2018 Equity Plan. Further, under our 2021 Equity Plan, there were 10,560,710 restricted share unit awards outstanding. An additional 24,571,600 ordinary shares were available for future grant under the 2021 Equity Plan and 3,641,685 ordinary shares were available for future grant under the 2018 Equity Plan.
Directors
The management of our company is vested in a board of directors. Our Memorandum and Articles of Association provide that the number of directors will be determined by our board of directors. However, for so long as MTIC is entitled to nominate at least one director to the board of directors, the board of directors will not, without MTIC’s prior written consent, include more than twelve directors and until such time as MTIC, MTIIIC and certain of their affiliates (the “Mubadala Entities”) no longer beneficially own in the aggregate at least 30% of our outstanding ordinary shares, the number of directors may not be changed without the prior written consent of MTIC.
In accordance with our Memorandum and Articles of Association, our board of directors is divided into three classes of directors, with the directors in each class serving staggered three-year terms. The quorum necessary for any meeting of our board of directors shall consist of a simple majority of the members provided that, for so long as the Mubadala Entities are entitled to nominate one designee to our board of directors (“Mubadala Designee”), the presence of at least one Mubadala Designee shall be required on first call to a meeting of the board of directors.
Our Memorandum and Articles of Association also include certain veto rights in favor of the Mubadala Entities providing that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the board of directors will require the prior written consent of MTIC to take, or to permit our subsidiaries to take, the following actions:
•issuances of equity securities, subject to customary exceptions;
•acquisitions or dispositions in an amount exceeding $300 million in any single transaction or $500 million in any calendar year, other than in the ordinary course of business;
•mergers, consolidations, or other transactions that would involve a change of control of our company;
•incurring financial indebtedness in an amount exceeding $200 million, subject to certain exceptions;
•hiring or terminating our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer or designating any replacement thereto; or
•any material change in the nature of the business of our company and our subsidiaries, taken as a whole.
Corporate Opportunity
Our Memorandum and Articles of Association provide that we renounce our interest in any corporate opportunity offered to any of our directors or officers. Additionally, any such director or officer shall be permitted to pursue competing opportunities without any liability to us.

Redemption of Shares
We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.
Register of Shareholders
The ordinary shares held through DTC, and DTC or Cede & Co., as nominee for DTC, will be recorded in the shareholders’ register as the holder of the ordinary shares.
Under Cayman Islands law, we must keep a register of shareholders that includes:
•the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•whether voting rights attach to the shares in issue;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.
Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a rebuttable presumption) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against that person’s name in the register of shareholders. Upon the completion of the proposed transaction, the register of shareholders will be immediately updated to record and give effect to the issuance of new ordinary shares in the proposed transaction. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.
However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.
Exempted Company
We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Where the proposed activities of a company are to be carried out mainly outside of the Cayman Islands, the registrant can apply for registration as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;
•an exempted company’s register of shareholders is not open to inspection;
•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).
Differences in Corporate Law
The Cayman Companies Act was modelled originally after similar laws in England and Wales but does not follow subsequent statutory enactments in England and Wales. In addition, the Cayman Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Cayman Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.
Mergers and Similar Arrangements
The Cayman Companies Act, subject to the articles of association of the company, permits mergers or consolidations between two Cayman Islands companies, or between a Cayman Islands company and a company incorporated in another jurisdiction (provided that is facilitated by the laws of that other jurisdiction). For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.
Where the merger or consolidation is between two Cayman Islands companies, the directors of each company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each company; and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. No shareholder resolution is required for a merger between a parent company (i.e., a company that owns at least 90% of the issued shares of each class in a subsidiary company) and its subsidiary company if a copy of the plan of merger is given to every shareholder of that Cayman subsidiary to be merged unless that shareholder agrees otherwise. The consent of each holder of a fixed or floating security interest of a constituent company must be obtained, unless the court waives such requirement. If the Cayman Islands Registrar of Companies is satisfied that the requirements of the Cayman Companies Act (which includes certain other formalities) have been complied with, the Registrar of Companies will register the plan of merger or consolidation. Where the merger or consolidation involves a foreign company, the procedure is similar, save that with respect to the foreign company, the director of the Cayman Islands company is required to make a declaration to the effect that, having made due enquiry, the director is of the opinion that the requirements set out below have been met: (i) that the merger or consolidation is permitted or not prohibited by the constitutional documents of the foreign company and by the laws of the jurisdiction in which the foreign company is incorporated, and that those laws and any requirements of those constitutional documents have been or will be complied with; (ii) that no petition or other similar proceeding has been filed and remains outstanding or order made or resolution adopted to wind up or liquidate the company in any foreign jurisdictions; (iii) that no receiver, trustee, administrator or other similar person has been appointed in any jurisdiction and is acting in respect of the foreign company, its affairs or property or any part thereof; and (iv) that no scheme, order, compromise or similar arrangement has been entered into or made in any jurisdiction whereby the rights of creditors of the foreign company are and continue to be suspended or restricted.
Where the surviving company is the Cayman Islands company, the director of the Cayman Islands company is further required to make a declaration to the effect that, having made due inquiry, the director is of the opinion that the requirements set out below have been met: (i) that the foreign company is able to pay its debts as they fall due and that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the foreign company; (ii) that in respect of the transfer of any security interest granted by the foreign company to the surviving or consolidated company (a) consent or approval to the transfer has been obtained, released or waived; (b) the transfer is permitted by and has been approved in accordance with the constitutional documents of the foreign company; and (c) the laws of the jurisdiction of the foreign company with respect to the transfer have been or will be complied with; (iii) that the foreign company will, upon the merger or consolidation becoming effective, cease to be incorporated, registered or exist under the laws of the relevant foreign jurisdiction; and (iv) that there is no other reason why it would be against the public interest to permit the merger or consolidation.
Where the above procedures are adopted, the Cayman Companies Act provides for a right of dissenting shareholders to be paid a payment of the fair value of their shares upon their dissenting to the merger or consolidation if they follow a prescribed procedure. In essence, that procedure is as follows:
(a)the shareholder must give the shareholder’s written objection to the merger or consolidation to the constituent company before the vote on the merger or consolidation, including a statement that the shareholder proposes to demand payment for the shareholder’s shares if the merger or consolidation is authorized by the vote;
(b)within 20 days following the date on which the merger or consolidation is approved by the shareholders, the constituent company must give written notice to each shareholder who made a written objection;
(c)a shareholder must within 20 days following receipt of such notice from the constituent company, give the constituent company a written notice of the shareholder’s intention to dissent including, among other details, a demand for payment of the fair value of his shares;
(d)within seven days following the date of the expiration of the period set out in paragraph (c) above or seven days following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company must make a written offer to each dissenting shareholder to purchase the shareholder’s shares at a price that the company determines is the fair value and if the company and the shareholder agree the price within 30 days following the date on which the offer was made, the company must pay the shareholder such amount; and
(e)if the company and the shareholder fail to agree a price within such 30-day period, within 20 days following the date on which such 30-day period expires, the company (and any dissenting shareholder) must file a petition with the Grand Court of the Cayman Islands to determine the fair value and such petition must be accompanied by a list of the names and addresses of the dissenting shareholders with whom agreements as to the fair value of their shares have not been reached by the company. At the hearing of that petition, the court has the power to determine the fair value of the shares together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.
Any dissenting shareholder whose name appears on the list filed by the company may participate fully in all proceedings until the determination of fair value is reached. These rights of a dissenting shareholder are not available in certain circumstances, for example, to dissenters holding shares of any class in respect of which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the relevant date or where the consideration for such shares to be contributed are shares of any company listed on a national securities exchange or shares of the surviving or consolidated company.
Moreover, Cayman Islands law also has separate statutory provisions that facilitate the reconstruction or amalgamation of companies. In certain circumstances, schemes of arrangement will generally be more suited for complex mergers or other transactions involving widely held companies, commonly referred to in the Cayman Islands as a “scheme of arrangement,” which may be tantamount to a merger. In the event that a merger is sought pursuant to a scheme of arrangement (the procedures of which are more rigorous and take longer to complete than the procedures typically required to consummate a merger in the United States), the arrangement in question must be approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and, in the case of a creditors’ scheme who must in addition represent three-fourths in value of each such class of creditors, that are present and voting either in person or by proxy at a meeting, or meetings summoned for that purpose. The convening of the meetings and subsequently the terms of the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder would have the right to express to the court the view that the transaction should not be approved, the court can be expected to approve the arrangement if it satisfies itself that:
•we are not proposing to act illegally or beyond the scope of our corporate authority and the statutory provisions as to majority vote have been complied with;
•the shareholders have been fairly represented at the meeting in question;
•the arrangement is such as a businessman would reasonably approve; and
•the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act or that would amount to a “fraud on the minority.”
If a scheme of arrangement or takeover offer (as described below) is approved, any dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of U.S. corporations, providing rights to receive payment in cash for the judicially determined value of the shares.
Our Memorandum and Articles of Association provide that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the board of directors shall not cause our company to merge or consolidate with another entity without the prior written approval of MTIC.
Squeeze-out Provisions
When a takeover offer is made and accepted by holders of 90% of the shares to whom the offer is made within four months, the offeror may, within a two-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection may be made to the Grand Court of the Cayman Islands but is unlikely to succeed unless there is evidence of fraud, bad faith, collusion or inequitable treatment of the shareholders.
If the arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which might otherwise ordinarily be available to dissenting shareholders of United States corporations and allow such dissenting shareholders to receive payment in cash for the judicially determined value of the shares. However, appraisal rights would also not be available to shareholders of a Delaware target in a business combination transaction if the shares of the target were listed on a national securities exchange and target shareholders receive only shares of a corporation which shares are also listed on a national securities exchange.
Further, transactions similar to a merger, reconstruction and/or an amalgamation may in some circumstances be achieved through other means to these statutory provisions, such as a share capital exchange, asset acquisition or control, through contractual arrangements, of an operating business.
Shareholders’ Suits
A shareholder of a Delaware corporation has the right to bring a derivative action on behalf of the corporation if the shareholder was a shareholder of the corporation at the time of the transaction in question. Derivative actions have been brought in the Cayman Islands courts, and the Cayman Islands courts have confirmed the availability for such actions. In most cases, we will be the proper plaintiff in any claim based on a breach of duty owed to us, and a claim against (for example) our officers or directors usually may not be brought by a shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:
•a company is acting or proposing to act illegally or beyond the scope of its authority (and is therefore incapable of ratification by the shareholders);
•the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained; and
•those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.
Our Memorandum and Articles of Association provide that each shareholder agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of our Company, against any director or officer on account of any action taken by such director or officer, or the failure of such director to take any action in the performance of their duties with or for our company. However, such waiver shall not extend to any matter in respect of any dishonesty, actual fraud or willful default which may attach to such director or officer.
Maples and Calder (Cayman) LLP, our Cayman Islands counsel, is not aware of any reported class action suits having been brought in a Cayman Islands court. However, a class action suit could nonetheless be brought in the United States courts pursuant to an alleged violation of the securities laws of the United States.
Directors’ Fiduciary Duties
As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company. Accordingly, directors and officers owe the following fiduciary duties:
•duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•directors should not improperly fetter the exercise of future discretion;
•duty to exercise powers fairly as between different sections of shareholders;
•duty to exercise independent judgment; and
•duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests.
However, this obligation may be varied by the company’s articles of association, which may permit a director to vote on a matter in which the director has a personal interest provided that the director has disclosed that nature of his interest to the board of directors. With respect to the duty of directors to avoid conflicts of interest, our Memorandum and Articles of Association vary from the applicable provisions of Cayman Islands law mentioned above by providing that a director must disclose the nature and extent of the director’s interest in any contract or proposed contract or arrangement, and following such disclosure and subject to any separate requirement under applicable law or applicable listing rules, and unless disqualified by the chairman of the relevant meeting, such director may vote in respect of any transaction or arrangement in which the director is interested and may be counted in the quorum at the meeting.
In addition to the above, under Cayman Islands law, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven and/or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Memorandum and Articles of Association or alternatively by shareholder approval at general meetings. The Memorandum and Articles of Association provide that, to the fullest extent permitted by applicable law: (i) no individual serving as a director or an officer shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us; and (ii) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for any director or officer, on the one hand, and us, on the other. Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. However, under our Memorandum and Articles of Association, we renounced our interest in any corporate opportunity offered to any director or officer. Additionally, any such director or officer shall be permitted to pursue competing opportunities without any liability to us. Furthermore, each of our officers and directors may have pre-existing fiduciary obligations to other businesses of which they are officers or directors.
A director of a Cayman Islands company also owes to the company duties to exercise independent judgment in carrying out his functions and to exercise reasonable skill, care and diligence, which has both objective and subjective elements. Recent Cayman Islands case law confirmed that directors must exercise the care, skill and diligence that would be exercised by a reasonably diligent person having the general knowledge, skill and experience reasonably to be expected of a person acting as a director. Additionally, a director must exercise the knowledge, skill and experience which the director actually possesses.
A general notice may be given to the board of directors to the effect that:
•the director is a member or officer of a specified company or firm and is to be regarded as interested in any contract or arrangement which may after the date of the notice be made with that company or firm; or
•the director is to be regarded as interested in any contract or arrangement which may after the date of the notice to the board of directors be made with a specified person who is connected with the director, will be deemed sufficient declaration of interest.
This notice shall specify the nature of the interest in question. Following the disclosure being made pursuant to our Memorandum and Articles of Association and subject to any separate requirement under applicable law or applicable listing rules, a director may vote in respect of any transaction or arrangement in which the director is interested and may be counted in the quorum at the meeting.
In comparison, under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, directors must inform themselves of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that directors act in a manner they reasonably believe to be in the best interests of the corporation. They must not use their corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.
Shareholder Action by Written Consent
Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.
The Cayman Companies Act does not provide shareholders with rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of one or more shareholders representing not less than one-third of the voting rights entitled to vote at general meetings, the board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. Our Memorandum and Articles of Association provide no other right to put any proposals before annual general meetings or extraordinary general meetings.
Cumulative Voting
Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation may be removed with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Memorandum and Articles of Association, directors can be removed for cause by an affirmative vote of at least 75% of shareholders, provided that (1) Mubadala Designees may only be removed with or without cause by MTIC and (2) as long as the Mubadala Entities beneficially own in the aggregate at least 50% of the outstanding shares, directors other than the Mubadala Designees may be removed with or without cause by a majority of shareholders.
The notice of general meeting must contain a statement of the intention to remove the director and must be served on the director not less than ten calendar days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.
The office of a director will be vacated automatically if the director:
•becomes prohibited by law from being a director;
•becomes bankrupt or makes an arrangement or composition with the director’s creditors;
•dies or is in the opinion of all the director’s co-directors, incapable by reason of mental disorder of discharging his duties as director;
•resigns the director’s office by notice to us; or
•has for more than six months been absent without permission of the directors from meetings of the board of directors held during that period, and the remaining directors resolve that the director’s office be vacated.

Our Memorandum and Articles of Association provide that any vacancy on the board of directors in respect of a Mubadala Designee may only be filled by a decision of majority of the Mubadala Designees then in office, or if there are none, by MTIC.
Proceedings of the Board of Directors
Our business is to be managed and conducted by the board of directors. The quorum necessary for any meeting of our board of directors shall consist of a simple majority of the members provided that, for so long as the Mubadala Entities are entitled to nominate one Mubadala Designee to our board of directors, the presence of at least one Mubadala Designee shall be required on first call to a meeting of the board of directors.
Subject to the provisions of our Memorandum and Articles of Association, the board of directors may regulate its proceedings as they determine is appropriate.
Subject to the provisions of our Memorandum and Articles of Association, to any directions given by ordinary resolution of the shareholders and applicable listing rules, the board of directors may from time to time at its discretion exercise all of our powers, including, subject to the Cayman Companies Act, the power to issue debentures, bonds and other securities of the company, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquiror to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquiror of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that the board of directors owes duties to ensure that these transactions are entered into bona fide in the best interests of the company and for a proper corporate purpose and, as noted above, a transaction may be subject to challenge if it has the effect of constituting a fraud on the minority shareholders.
Dissolution; Winding Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. If the dissolution is initiated by the board of directors it may be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company resolves by ordinary resolution that it be wound up because it is unable to pay its debts as they fall due. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.
Under the Cayman Companies Act, we may be dissolved, liquidated or wound up by an order of the Cayman Islands Courts, a special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting), or, if the company is unable to pay its debts as they fall due, by an ordinary resolution (requiring at least a majority vote of those shareholders attending and voting at a quorate meeting). Our Memorandum and Articles of Association also give our board of directors the authority to petition the Cayman Islands Court for our wind up. The Cayman Islands Courts have authority to order winding up in a number of specified circumstances, including where it is, in the opinion of the court, just and equitable to do so.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Memorandum and Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class without the consent of the holders of the issued shares of that class where such variation is considered by the directors not to have a material adverse effect upon such rights. Otherwise, all or any of the special rights attached to any class of shares may be varied with either the written consent of the beneficial holders of two-thirds of the issued shares of that class, or with the approval of a special resolution passed at a general meeting of the holders of the shares of that class.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely affected by the creation, allotment or issuance of further shares (whether ranking in priority to, pari passu or subordinated to them) pursuant to the board of director’s ability to issue preference shares. The rights of the beneficial holders of the issued shares shall not be deemed to be materially adversely varied by the creation, allotment or issuance of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.
Amendment of Governing Documents
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our Memorandum and Articles of Association generally (and save for certain amendments to share capital described in this section) may only be amended by special resolution of shareholders (requiring a two-thirds majority vote of those shareholders attending and voting at a quorate meeting).
Indemnification of Directors and Executive Officers and Limitation of Liability
The Cayman Companies Act does not limit the extent to which a company’s articles of association may provide for indemnification of directors and officers, except to the extent that it may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association provide that we shall indemnify and hold harmless our directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions in connection with the company other than such liability (if any) that they may incur by reason of their own actual fraud, dishonesty, willful neglect or willful default. We will also bear the expenses of any reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action, suit, proceeding or investigation involving such director or officer, upon such person’s undertaking to repay any amounts paid, advanced, or reimbursed by us if it is ultimately determined that any such person shall not have been entitled to indemnification. No director or officer shall be liable to our company for any loss or damage incurred by our company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud, dishonesty, willful neglect or willful default of such officer or director. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Enforcement of Civil Liabilities
We have been advised by Maples and Calder (Cayman) LLP, our Cayman Islands legal counsel, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the United States predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
We have appointed Corporation Service Company as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of any offering under this prospectus. The address of Corporation Service Company is 251 Little Falls Drive, Wilmington, DE 19808.
Anti-Takeover Provisions
Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:
•our board of directors will be divided into three separate classes, with each class serving for staggered terms, with successors to the class of directors whose term expires at subsequent annual meetings of shareholders following the date of such introduction, being elected for a further fixed term;
•provide that our Memorandum and Articles of Association may be amended only by the affirmative vote of two-thirds of the votes permitted to be cast by persons present and voting in a general meeting at which a quorum is present;
•provide that directors nominated by Mubadala may only be removed with or without cause by MTIC;
•provide that any merger to which we are a party will require the approval of a special resolution and, until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the prior written approval of MTIC;
•authorize our board of directors to issue preferred shares and to designate the rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and
•limit the ability of shareholders to requisition and convene general meetings of shareholders and prevent our shareholders from putting any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.
These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Exclusive Forum
Our Memorandum and Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands will, to the fullest extent permitted by the law, have exclusive jurisdiction over any claim or dispute arising out of or in connection with our Memorandum and Articles of Association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our Memorandum and Articles of Association, and (iv) any action asserting a claim against us governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. Our Memorandum and Articles of Association provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant named in such complaint. Our Memorandum and Articles of Association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.
Rights of Non-Resident or Foreign Shareholders
There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Inspection of Books and Records
Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or our corporate records. However, our board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders.
Handling of Mail
Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.
Cayman Islands Data Protection
We have certain duties under the Data Protection Act (as amended) of the Cayman Islands (“DPA”), based on internationally accepted principles of data privacy.
Privacy Notice
This privacy notice puts our shareholders on notice that through your investment in us you will provide us with certain personal information which constitutes personal data within the meaning of the DPA, or personal data.
Investor Data
We will collect, use, disclose, retain and secure personal data to the extent reasonably required only and within the parameters that could be reasonably expected during the normal course of business. We will only process, disclose, transfer or retain personal data to the extent legitimately required to conduct our activities on an ongoing basis or to comply with legal and regulatory obligations to which we are subject. We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.
In our use of this personal data, we will be characterized as a “data controller” for the purposes of the DPA, while our affiliates and service providers who may receive this personal data from us in the conduct of our activities may either act as our “data processors” for the purposes of the DPA or may process personal information for their own lawful purposes in connection with services provided to us.
We may also obtain personal data from other public sources. Personal data includes, without limitation, the following information relating to a shareholder and/or any individuals connected with a shareholder as an investor: name, residential address, email address, contact details, corporate contact information, signature, nationality, place of birth, date of birth, tax identification, credit history, correspondence records, passport number, bank account details, source of funds details and details relating to the shareholder’s investment activity.
Who this Affects
If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation your investment in us, this will be relevant for those individuals and you should transmit the content of this Privacy Notice to such individuals or otherwise advise them of its content.
How We May Use a Shareholder’s Personal Data
We may, as the data controller, collect, store and use personal data for lawful purposes, including, in particular: (i) where this is necessary for the performance of our rights and obligations under any agreements; (ii) where this is necessary for compliance with a legal and regulatory obligation to which we are or may be subject (such as compliance with anti-money laundering and FATCA/CRS requirements); and/or (iii) where this is necessary for the purposes of our legitimate interests and such interests are not overridden by your interests, fundamental rights or freedoms.
Should we wish to use personal data for other specific purposes (including, if applicable, any purpose that requires your consent), we will contact you.
Why We May Transfer Your Personal Data
In certain circumstances we may be legally obliged to share personal data and other information with respect to your shareholding with the relevant regulatory authorities such as the Cayman Islands Monetary Authority or the Tax Information Authority of the Cayman Islands. They, in turn, may exchange this information with foreign authorities, including tax authorities.
We anticipate disclosing personal data to persons who provide services to us and their respective affiliates (which may include certain entities located outside the US, the Cayman Islands or the European Economic Area), who will process your personal data on our behalf.
The Data Protection Measures We Take
Any transfer of personal data by us or our duly authorized affiliates and/or delegates outside of the Cayman Islands shall be in accordance with the requirements of the DPA.
We and our duly authorized affiliates and/or delegates shall apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of personal data, and against accidental loss or destruction of, or damage to, personal data.

We shall notify you of any personal data breach that is reasonably likely to result in a risk to your interests, fundamental rights or freedoms or those data subjects to whom the relevant personal data relates.

PLAN OF DISTRIBUTION
The Selling Shareholders, from time to time, may sell the securities to or through underwriters, agents or dealers.
The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.
The prospectus supplement relating to each series of the securities will also set forth the terms of the offering of the securities, including to the extent applicable, the initial offering price, the proceeds to the Company or the Selling Shareholders, the underwriting concessions or commissions, and any other discounts or concessions to be allowed or re-allowed to dealers. Underwriters or agents with respect to securities sold to or through underwriters or agents will be named in the prospectus supplement relating to such securities.
In connection with the sale of the securities, underwriters may receive compensation from Mubadala, or purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. Any such commissions will be paid either using a portion of the funds received in connection with the sale of the securities or out of the general funds of the Company or the Selling Shareholders.
Under agreements which may be entered into by the Company, the Selling Shareholders, underwriters, dealers and agents who participate in the distribution of the securities may be entitled to indemnification by the Company or the Selling Shareholders against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.
In connection with any offering of securities, the underwriters, agents or dealers may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at levels above those which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS
Except as otherwise set forth in the applicable prospectus supplement, certain matters of U.S. federal and New York State law will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP and for the underwriters by Latham & Watkins LLP and the validity of the ordinary shares and other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Cayman) LLP.

EXPERTS
The financial statements as of December 31, 2025 and 2024 and for the years then ended and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) as of December 31, 2025 incorporated in the prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2025 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP (which contains an adverse opinion on the effectiveness of the Company’s internal control over financial reporting and which contains a paragraph relating to the effectiveness of internal control over financial reporting due to the exclusion of Silicon Manufacturing Partners Pte Ltd. (“SMP”), MIPS Holding, Inc. (“MIPS”), Advanced Micro Foundry Pte. Ltd (“AMF”), and InfiniLink Inc. (“InfiniLink”) because they were acquired by the Company in purchase business combinations during 2025), an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The consolidated financial statements of the Company for the year ended December 31, 2023, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the sale of ordinary shares under this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our ordinary shares, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete descriptions of all terms of such documents. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The SEC maintains an Internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.
We currently file periodic reports with the SEC. These periodic reports and other information, including the filings that are incorporated by reference into this prospectus are available to the public at the website of the SEC referred to above. We also maintain a website at www.gf.com. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and shareholders are exempt from the short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Beginning March 18, 2026, upon effectiveness of the Holding Foreign Insiders Accountable Act which was signed into law on December 18, 2025, executive officers and directors of foreign private issuers will be subject to the reporting requirements of Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION BY REFERENCE
The rules of the SEC allow us to incorporate by reference into this prospectus the information we file with the SEC. This means that we are disclosing important information to you by referring to other documents. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. We incorporate by reference the documents listed below (other than any portions thereof, which under the Exchange Act, and applicable SEC rules, are not deemed “filed” under the Exchange Act):
•our Annual Report on Form 20-F for fiscal year ended December 31, 2025, filed on February 27, 2026 (“2025 Form 20-F”);
•any future Current Reports on Form 6-K furnished to the SEC that are identified in those forms as being incorporated by reference into this prospectus; and
•the description of our ordinary shares contained in our Registration Statement on Form 8-A12B filed with the SEC on October 27, 2021, as updated by the description of our ordinary shares filed as Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the SEC on March 31, 2022, including any amendment or report filed for the purpose of updating such description.
If we have incorporated by reference any statement or information in this prospectus and we subsequently modify that statement or information with information contained in this prospectus, the statement or information previously incorporated in this prospectus is also modified or superseded in the same manner.
We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been incorporated by reference in this prospectus. You should direct requests for those documents to GLOBALFOUNDRIES Inc., 400 Stonebreak Road Extension, Malta, New York, United States 12020.

Ordinary Shares

Prospectus

March 11, 2026

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors, Officers and Employees.
Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Under our memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of our company shall be indemnified against all actions, proceedings, costs, charges, losses, damages and expenses incurred or sustained by him by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts.
Pursuant to the form of indemnification agreements filed as Exhibit 10.1 to this registration statement, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses that they incur in connection with claims made by reason of their being a director or officer of our company.
The Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to this registration statement, will also provide for indemnification of us and our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 9. Exhibits and Financial Statement Schedules.
(a)Exhibits
The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.
Item 10. Undertakings.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a)To include any prospectus required by section 10(a)(3) of the Securities Act;
(b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(c)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)To file a post-effective amendment to the registration statement to include any financial statements required by “8.A. of Form 20-F (17 CFR 249.220f)” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to this registration statement, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
(5)That for purposes of determining any liability under the Securities Act of 1933 to any purchaser:
(a)each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(b)each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(6)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX
(i)Exhibits. The following exhibits are included herein or incorporated herein by reference:
The following documents are filed as part of this registration statement:

Exhibit No.	Description of Exhibit

1.1*	Form of Underwriting Agreement
4.1
Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant’s Registration Statement on Form S-8 (File No. 333-260674) filed with the SEC on November 2, 2021)

4.2
Shareholder’s Agreement among the Registrant and other parties thereto (incorporated by reference to Exhibit 2.1 of the Registrant’s Annual Report on Form 20-F (File No. 001-40974) filed with the SEC on March 31, 2022)

4.3
Registration Rights Agreement among the Registrant and other parties thereto (incorporated by reference to Exhibit 2.2 of the Registrant’s Annual Report on Form 20-F (File No. 001-40974) filed with the SEC on March 31, 2022)

5.1	Opinion of Maples and Calder (Cayman) LLP regarding the validity of the ordinary shares being registered
10.1
Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.2 of the Registrant’s Registration Statement on Form F-1 (File No. 333-260003) filed with the SEC on October 4, 2021)

21.1
List of subsidiaries of the Registrant (as of December 31, 2025) (incorporated by reference to Exhibit 8 of the Registrant’s Annual Report on Form F-1 (File No. 001-40974) filed with the SEC on February 27, 2026)

23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.3	Consent of Maples and Calder (Cayman) LLP (included in Exhibit 5.1)
24.1	Powers of Attorney (included on signature page)
107	Filing Fee Table
__________________
*To be filed as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a report filed or furnished under the Exchange Act and incorporated by reference

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Malta, New York, on March 11, 2026.

GLOBALFOUNDRIES Inc.

By:	/s/ Sam Franklin
Name: Sam Franklin
Title: Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Mr. Tim Breen and Mr. Sam Franklin and each of them, individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, any and all amendments or supplements to this Registration Statement on Form F-3 or other applicable form, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities set forth below on March 11, 2026.

/s/ Tim Breen	Chief Executive Officer and Director (director, and principal executive officer and authorized representative in the United States)
Name: Tim Breen

/s/ Sam Franklin	Chief Financial Officer (principal financial officer)
Name: Sam Franklin

/s/ Greg Pedersen	Chief Accounting Officer (principal accounting officer)
Name: Greg Pedersen

/s/ Marc Antaki	Director
Name: Marc Antaki

/s/ Thomas Caulfield	Director
Name: Dr. Thomas Caulfield

/s/ Glenda Dorchak	Director
Name: Glenda Dorchak

/s/ Martin L. Edelman	Director
Name: Martin L. Edelman

/s/ Samer Halawa	Director
Name: Samer Halawa

/s/ David Kerko	Director
Name: David Kerko

/s/ Camilla Languille	Director
Name: Camilla Languille

/s/ Jack Lazar	Director
Name: Jack Lazar

/s/ Ganesh Moorthy	Director
Name: Ganesh Moorthy

/s/ Elissa Murphy	Director
Name: Elissa Murphy

/s/ Carlos Obeid	Director
Name: Carlos Obeid

/s/ Bobby Yerramilli-Rao	Director
Name: Dr. Bobby Yerramilli-Rao

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act of 1933, the Registrant’s duly authorized representative has signed this registration statement on Form F-3 in the city of Malta, New York, on March 11, 2026.

By:	/s/ Sam Franklin
Name: Sam Franklin
Title: Authorized Representative in the United States